ConforMIS Reports Fourth Quarter and the Year Ended 2016 Financial Results; Provides 2017 Financial Guidance
BEDFORD, Mass., February 15, 2017 (GLOBE NEWSWIRE) -- ConforMIS, Inc. (NASDAQ:CFMS), a medical technology company that uses its proprietary iFit Image-to-Implant technology platform to develop, manufacture and sell joint replacement implants that are customized to fit each patient's unique anatomy, announced today financial results for the fourth quarter and the year ended December 31, 2016.
Q4 Summary:

•	Total revenue of $21.7 million, up 14% year-over-year on a reported and constant currency basis

•	Product revenue of $21.4 million, up 14% year-over-year on a reported and constant currency basis

•	U.S. product revenue increased 21% year-over-year

•	Rest of World product revenue decreased 11% year-over-year on a reported basis and decreased 8% year-over-year on a constant currency basis

•	On January 6, 2017, the Company secured up to $50 million in debt financing from Oxford Finance LLC

"We reported solid revenue and gross margin results in the fourth quarter of 2016,” said Mark Augusti, President and Chief Executive Officer of ConforMIS, Inc. “Full-year 2016 product revenue increased 26 percent year-over-year on a reported basis and 27 percent year-over-year on a constant currency basis, at the higher-end of our guidance range.”

	Three months ended December 31,		Increase/decrease
($, in thousands)	2016	2015	$ Change	% Change	% Change
				(as reported)	(constant currency)
United States	$17,703	$14,627	$3,076	21%	21%
Rest of world	3,732	4,211	(479)	-11%	-8%
Product revenue	21,435	18,838	2,597	14%	14%
Royalty revenue	238	233	5	2%	2%
Total revenue	$21,673	$19,071	$2,602	14%	14%

Fourth Quarter 2016 Financial Results
Total revenue increased $2.6 million to $21.7 million, or 14% year-over-year on a reported and constant currency basis. Total revenue in the fourth quarter of 2016 and 2015 includes royalty revenue of $0.2 million related to patent license agreements.
Product revenue increased $2.6 million to $21.4 million, or 14% year-over-year on a reported and constant currency basis. U.S. product revenue increased $3.1 million to $17.7 million, or 21% year-over-year, and Rest of World product revenue decreased $0.5 million to $3.7 million, or 11% year-over-year on a reported basis and decreased 8% on a constant currency basis. Product revenue from sales of iTotal CR, iDuo and iUni decreased $0.3 million to $16.8 million, or 2% year-over-year on a reported basis and decreased 1% on a constant currency basis. Product revenue from sales of iTotal CR, iDuo and iUni was driven by U.S. growth of 3% year-over-year and Rest of World decline of 16% on a reported basis and 13% on a constant currency basis. Product revenue from sales of iTotal PS increased $2.9 million to $4.6 million or 167% year-over-year on a reported and constant currency basis.

Total gross profit increased $1.7 million to $8.0 million, or 37% of revenue, in the fourth quarter of 2016, compared to $6.3 million, or 33% of revenue, in the fourth quarter of 2015. This increase in gross profit and gross margin was driven primarily by higher product revenue in 2016 compared to 2015.
Total operating expenses increased $0.9 million to $22.0 million, or 4% year-over-year. The increase in expenses was driven primarily by general and administrative expenses compared to the fourth quarter of 2015.
Net loss was $15.7 million, or $0.37 per basic share, in the fourth quarter of 2016, compared to a net loss of $15.0 million, or $0.37 per basic share, for the same period last year. Net loss per basic share calculations assume weighted-average basic shares outstanding of 42.1 million for the fourth quarter of fiscal year 2016, compared to 40.8 million in the same period last year.

	Twelve months ended December 31		Increase/decrease
($, in thousands)	2016	2015	$ Change	% Change	% Change
				(as reported)	(constant currency)
United States	$62,366	$47,223	$15,143	32%	32%
Rest of world	16,555	15,568	987	6%	10%
Product revenue	78,921	62,791	16,130	26%	27%
Royalty revenue	978	4,096	(3,118)	-76%	-76%
Total revenue	$79,899	$66,887	$13,012	19%	20%

Fiscal Year 2016 Financial Results
Total revenue for the twelve-month period ended December 31, 2016 increased $13.0 million to $79.9 million, or 19% year-over-year on a reported basis and 20% on a constant currency basis. Total revenue included royalty revenue of $1.0 million for the year ended 2016 and $4.1 million for the year ended 2015 related to patent license agreements. The decrease in royalty revenue related to lump-sum payments received upon the signing of patent license agreements in 2015.
Product revenue increased $16.1 million to $78.9 million, or 26% year-over-year on a reported basis and 27% on a constant currency basis. U.S. product revenue increased $15.1 million to $62.4 million, or 32% year-over-year, and Rest of World product revenue increased $1.0 million to $16.6 million, or 6% year-over-year on a reported basis and 10% on a constant currency basis. Product revenue from sales of iTotal CR, iDuo and iUni increased $5.0 million to $64.5 million, or 8% year-over-year on a reported basis and 9% on a constant currency basis. Product revenue from sales of iTotal PS increased $11.1 million to $14.4 million, or 339% year-over-year on a reported basis and 341% on a constant currency basis.
Total gross profit increased $4.9 million to $26.7 million, or 33% of revenue, in 2016 compared to $21.8 million, or 33% of revenue, in 2015. Total operating expenses increased $5.1 million to $82.9 million, or 7% year-over-year in 2016.
Net loss was $57.6 million, or $1.39 per basic share, for 2016 compared to a net loss of $57.2 million, or $2.60 per basic share, for 2015. Net loss per basic share calculations assume weighted-average basic shares outstanding of 41.5 million for fiscal year 2016, compared to 22.0 million in the same period last year.
As of December 31, 2016, the Company’s cash and cash equivalents and investments totaled $65.5 million, compared to $117.2 million last year. As previously announced last month, the Company has secured up to $50 million in term debt financing from Oxford Finance.
2017 Financial Guidance
For the full year 2017, the Company expects total revenue in a range of $80 million to $84 million. The Company's 2017 revenue guidance assumes the following:

•	Royalty revenue of approximately $0.8 million related to ongoing patent license royalty payments.

•	Product revenue in a range of $79 million to $83 million, representing year-over-year growth of 0% to 5% on a reported basis and 1% to 6% on a constant currency basis.

•
Impacting 2017 product revenue growth is a change in the reimbursement of partial knee replacement procedures in Germany. In December it was announced that the reimbursement for customized partial knee procedures will be reimbursed at the same rate as the off-the-shelf partial knee procedures, beginning January 2017.

•
Also impacting our 2017 product revenue growth, when compared to 2016 revenue, is the incremental sales contribution to 2016 revenue results from rescheduled cases, including reduction in order lead times, subsequent to the 2015 recall.

For the full year 2017, the Company expects total gross margin in a range of 36% to 38%.
For the first quarter of 2017, the Company is also providing one-time quarterly guidance of total revenue in a range of $17.7 million to $18.7 million.
“Our 2017 guidance for constant currency product revenue growth in the range of 1 percent to 6 percent is not reflective of the underlying health of our U.S. business which we expect to grow in the high-single digit to mid-teens percentage this year over last year,” said Mark Augusti. “Our Rest of World business will be impacted by recent changes to the partial knee replacement reimbursement environment in Germany, our largest international market.
Mark Augusti continued, “2017 will be a transition year for ConforMIS as we focus on improving our long-term growth and profitability profile. We expect continued strength coming from our iTotal PS, which was fully launched in the first half of 2016, and we are focused on improving our commercial execution to drive better results in our base business going forward. Importantly, we expect continued improvements in our gross margin in 2017.”
Note on Non-GAAP Financial Measures

In addition to disclosing financial measures prepared in accordance with U.S. generally accepted accounting principles (GAAP), the Company provides certain information regarding the Company's financial results or projected financial results on a non-GAAP "constant currency basis." This information estimates the impact of changes in foreign currency rates on the translation of the Company's current or projected future period financial results as compared to the applicable comparable period. This impact is derived by taking the adjusted current or projected local currency results and translating them into U.S. Dollars based upon the foreign currency exchange rates for the applicable comparable period. It does not include any other effect of changes in foreign currency rates on the Company's results or business. Non-GAAP information is not a substitute for, and is not superior to, information presented on a GAAP basis.
Conference Call
As previously announced, ConforMIS will conduct a conference call and webcast today at 4:30 PM Eastern Time. Management will discuss financial results and strategic matters. To participate in the conference call, please call 877-809-6331 (or 615-247-0224 for international) and use conference ID number 55924641 or listen to the webcast in the investor relations section of the company's website at ir.conformis.com. The online archive of the webcast will be available on the company's website for 30 days.
About ConforMIS, Inc.
ConforMIS is a medical technology company that uses its proprietary iFit Image-to-Implant technology platform to develop, manufacture and sell joint replacement implants that are individually sized and shaped, or customized, to fit each patient's unique anatomy. ConforMIS offers a broad line of customized knee implants and pre-sterilized, single-use instruments delivered in a single package to the hospital. In clinical studies, ConforMIS iTotal CR demonstrated superior clinical outcomes, including better function and greater patient satisfaction, compared to traditional, off-the-shelf implants. ConforMIS owns or exclusively in-licenses approximately 450 issued patents and pending patent applications that cover customized implants and patient-specific instrumentation for all major joints.
For more information, visit www.conformis.com. To receive future releases in e-mail alerts, sign up at http://ir.conformis.com/.
Cautionary Statement Regarding Forward-Looking Statements
Any statements in this press release about our future expectations, plans and prospects, including statements about our strategy, future operations, future financial position and results, market growth, total revenue and revenue mix by product and geography, gross margin, operating trends, the potential impact and advantages of using customized implants, as well as other statements containing the words "anticipate," "believe," "continue," "could," "estimate," "expect," "intend," "may," "might," "plan," "potential," "predict," "project," "should," "target," "will," or "would" and similar expressions, constitute forward-looking statements within the meaning of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995. We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements, and you should not place undue reliance on our forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make as a result of a variety of risks and uncertainties, including risks related to our estimates regarding the potential market opportunity for our current and future products, our expectations regarding our revenue, gross margin, expenses, revenue growth, and other results of operations, and the other risks and uncertainties described in the "Risk Factors" sections of our public filings with the Securities and Exchange Commission. In addition, the forward-looking statements included in this press release represent our views as of the date hereof. We anticipate that subsequent events and developments may cause our views to change. However, while we may elect to update these forward-looking statements at some point in the future, we specifically disclaim any obligation to do so. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date hereof.

CONTACT:    Investor contact
Oksana Bradley
ir@conformis.com
(781) 374-5598

CONFORMIS, INC. AND SUBSIDIARIES
Consolidated Statements of Operations
(unaudited)
(in thousands, except share and per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2016	2015	2016	2015

Revenue
Product	$21,435	$18,838	$78,921	$62,791
Royalty	238	233	978	4,096
Total revenue	21,673	19,071	79,899	66,887
Cost of revenue	13,628	12,731	53,192	45,102
Gross profit	8,045	6,340	26,707	21,785

Operating expenses
Sales and marketing	10,023	9,974	41,086	37,558
Research and development	4,134	4,779	16,608	16,997
General and administrative	7,872	6,401	25,157	23,191
Total operating expenses	22,029	21,154	82,851	77,746
Loss from operations	(13,984)	(14,814)	(56,144)	(55,961)

Other income and expenses
Interest income	77	46	486	138
Interest expense	(34)	(5)	(138)	(1,385)
Loss on extinguishment of debt	--	(205)	--	(205)
Other income (expense)	(1,764)	--	(1,730)	208
Total other expenses	(1,721)	(164)	(1,382)	(1,244)
Loss before income taxes	(15,705)	(14,978)	(57,526)	(57,205)
Income tax provision	36	12	63	41

Net loss	$(15,741)	$(14,990)	$(57,589)	$(57,246)

Net loss per share - basic and diluted	$(0.37)	$(0.37)	$(1.39)	$(2.60)
Weighted average common shares outstanding - basic and diluted	42,081,490	40,824,571	41,521,629	21,993,066

CONFORMIS, INC. AND SUBSIDIARIES
Consolidated Balance Sheets
(in thousands, except share and per share data)

	December 31, 2016	December 31, 2015
Assets	(unaudited)
Current Assets
Cash and cash equivalents	$37,257	$117,185
Investments	28,242	--
Accounts receivable, net	14,675	14,867
Inventories	11,720	11,520
Prepaid expenses and other current assets	3,954	2,451
Total current assets	95,848	146,023
Property and equipment, net	15,084	10,966
Other Assets
Restricted cash	300	600
Intangible assets, net	746	995
Goodwill	753	753
Other long-term assets	79	32
Total assets	$112,810	$159,369

Liabilities and stockholder's equity
Current liabilities
Accounts payable	$5,474	$4,718
Accrued expenses	8,493	7,811
Deferred revenue	305	305
Current portion of long-term debt	--	295
Total current liabilities	14,272	13,129
Other long-term liabilities	164	220
Deferred revenue	4,320	4,625
Long-term debt	--	183
Total liabilities	18,755	18,157
Commitments and contingencies	--	--
Stockholders' equity
Preferred stock, $0.00001 par value:
Authorized: 5,000,000 shares authorized at December 31, 2016 and December 31, 2015, respectively, no shares outstanding as of December 31,2016 and December 31, 2015.	--	--
Common stock, $0.00001 par value:
Authorized: 200,000,000 shares at December 31, 2016 and December 31, 2015; 43,399,547 and 41,110,127 shares issued and outstanding at December 31, 2016 and December 31, 2015, respectively	--	--

Additional paid-in capital	476,486	467,075
Accumulated deficit	(382,930)	(325,342)
Accumulated other comprehensive loss	497	(521)
Total stockholders' equity	94,055	141,212
Total liabilities and stockholders' equity	$112,810	$159,369